Exhibit 99.1

The following are certain excerpts from a preliminary private offering memorandum, dated April 12, 2022, of ACM Auto Trust 2022-1, an indirect subsidiary of America’s Car-Mart, Inc. (the “Company”), describing certain origination, underwriting and servicing policies and procedures utilized by the Company’s principal operating subsidiaries, America’s Car Mart, Inc., Texas Car-Mart, Inc. and Colonial Auto Finance, Inc. relating to the Company’s retail installment sale contracts with its customers, as well as certain information relating to the Company’s delinquency, repossession and credit loss experience:

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ORIGINATION

The following is a brief description of America’s Car Mart’s retail installment sale contract (“RISC”) origination program, including a general description of the underwriting and servicing policies and procedures customarily and currently employed with respect to the RISCs originated by America’s Car Mart and Texas Car-Mart, Inc. (each, an “originator” and, collectively, the “originators”). These procedures may change or be modified from time to time.

America’s Car Mart launched its auto contact originations business in 1981. The originators originate the RISCs directly with obligors through their network of approximately 154 dealerships in 12 states. Although the origination process begins with the dealership, the underwriting process is established and monitored centrally by the originators’ corporate offices. After a RISC is originated by either originator, such RISC is sold to Colonial Auto Finance, Inc. (the “seller”), and the seller contracts with America’s Car Mart (in such capacity, the “servicer”) to service such RISC.

The RISCs in the seller’s portfolio are non-revolving with a fixed interest rate. The RISCs are secured by used automobiles, light-duty trucks, SUVs and other used vehicles for the personal use of obligors. All RISCs in the seller’s portfolio were used to purchase a vehicle from America’s Car Mart or Texas Car-Mart. The RISCs in the seller’s portfolio have an average loan-to-value ratio of 111%1.

In the consumer finance industry, obligors are described as prime (more creditworthy) at one extreme and non-prime or sub-prime (less creditworthy) at the other with near-prime obligors falling between the two extremes. America’s Car Mart obligors’ incomes are generally below the national median, and may also vary from national norms as to their debt-to-income ratios, employment and residency stability, and credit repayment histories. America’s Car Mart obligors are typically considered non-prime or sub-prime and require significantly higher levels of servicing than prime or near-prime obligors. As a result, obligors are charged higher interest rates to compensate the servicer for the related credit risks and servicing costs.

America’s Car Mart solicits new obligors through its dealership network and online sales leads from its website. America’s Car Mart also solicits new prospective obligors, as well as current and former obligors, through a variety of channels, including print and online advertisements and television commercials. America’s Car Mart also uses search engine marketing to attract prospective obligors to its website. America’s Car Mart’s website includes a brief credit application that, upon completion, is automatically routed to America’s Car Mart’s online sales team at the corporate office, which contacts the applicant and schedules an appointment for the applicant at the nearest America’s Car Mart dealership. America’s Car Mart focuses on retaining obligors through affordable payment terms and excellent customer service. America’s Car Mart also has successfully expanded its originations business through marketing efforts directed at new obligors.

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[1]	This loan-to-value ratio represents only the pool of receivables of America’s Car Mart which are the subject of the proposed asset-backed securities offering and may not be indicative of the loan-to-value ratio of America’s Car Mart’s entire receivables portfolio in the aggregate. The loan-to-value ratio is calculated by dividing the total amount financed, which may include taxes, title fees and ancillary products, by the “value” of the financed vehicle. The “value” of the financed vehicle means the sales price of the financed vehicle. The “value” of the financed vehicle may not be reflective of the market value of the financed vehicle at any time.

America’s Car Mart may modify a delinquent RISC if it determines that it does not appear that the cause of past delinquency will affect repayment of the RISC moving forward. In determining whether to grant a modification of a RISC, regardless of whether the obligor’s account is current or delinquent, America’s Car Mart employs the same credit risk underwriting process as it would for an application from a new prospective obligor and will only modify the contract if it believes that the modification will increase the amount of money that America’s Car Mart will ultimately realize on the obligor’s account and will increase the likelihood of the obligor being able to pay off its account.

America’s Car Mart expects to effectuate its obligations as servicer under the sale and servicing agreement through its network of dealerships with assistance from its corporate office located in Rogers, Arkansas. Each dealership is under the supervision of the general manager (the “General Manager”). General Managers have an average of 8 years of experience with America’s Car Mart. All servicing and collection activity is conducted and documented on the servicer’s Auto Loan Information System (“ALIS”), a proprietary system that logs and maintains a centralized permanent record of all transactions and notations made with respect to the servicing and/or collection of a contract and is also used to assess an applicant’s application as further described below under “Underwriting Standards—Credit Application” below. ALIS permits all levels of dealership management to review the individual and collective performance of all dealerships for which they are responsible.

General Managers report to an area operations manager (“Area Operations Manager”). Each Area Operations Manager is responsible for approximately six to ten individual dealerships. These dealerships typically are geographically proximate to one another, allowing for frequent on-site visits and reviews by the applicable Area Operations Manager. Area Operations Managers have an average of 11 years of experience with America’s Car Mart. America’s Car Mart’s regional management (each, a “Vice President of Operations”) typically oversee approximately four to six Area Operations Managers and have an average of 9 years of experience with America’s Car Mart. Each Vice President of Operations reports to the chief operating officer of America’s Car Mart.

UNDERWRITING STANDARDS

The following is a brief description of the underwriting policies and procedures generally used by America’s Car Mart to underwrite RISCs through the originators. Historically, America’s Car Mart has modified these underwriting policies and procedures from time to time in order to comply with state and federal legal requirements and in other manners designed to enhance its direct auto contract product. In addition, as America’s Car Mart identifies new processes and tools that may increase the accuracy and effectiveness of the underwriting and servicing process, America’s Car Mart may implement such processes and tools. There can be no assurance that these underwriting policies and procedures will not change materially over time or even be modified on an ad hoc basis with respect to the origination of particular RISCs from time to time or that exceptions may be allowed to these underwriting policies with respect to each RISC originated by the originators. In addition, the underwriting policies and procedures described below are intended to be general descriptions of the policies and procedures that are applied in substantially all cases, but there may be cases in which contracts are approved notwithstanding deviations or variances (whether intentional or unintentional) from the policies and procedures described below.

America’s Car Mart generally applies its underwriting standards to evaluate the prospective obligor’s credit standing, repayment ability, and the value and adequacy of any collateral trade-in for a RISC. The underwriting standards serve as guidelines pursuant to which a prospective obligor and a financed vehicle may be evaluated and, as such, there may be deviations from such underwriting standards described below in the approval of RISCs. America’s Car Mart generally uses a combination of credit review and income and stability analysis in conjunction with a calculation of the applicant’s cash flow (including information about existing required debt service and other obligations obtained by dealership management from the prospective obligor during the underwriting process). In addition, America’s Car Mart considers its prior experience (if any) with an applicant to determine an applicant’s ability and willingness to make the required payments on a RISC.

Credit Application

A prospective obligor is required to complete a credit application. The application is designed to provide the applicable originator with pertinent credit information with regard to the applicant’s liabilities, income, credit history, employment history and personal information. Applicant information, such as previously used names, is also collected and entered into ALIS in order to determine whether America’s Car Mart had a prior relationship with such applicant. America’s Car Mart permits a co-applicant to a RISC and, in these instances, America’s Car Mart generally takes the same actions with respect to such co-applicant as it does with respect to a single applicant.

America’s Car Mart’s employees, in accordance with its customary practices, verifies the identity of applicants by reviewing standard forms of identification, including but not limited to, driver’s licenses and social security numbers. Employment information is also typically verified.

Applicants may start the credit application on America’s Car Mart’s website or in-person at a dealership but must complete the credit application through a dealership. For an obligor who applies at a dealership, information is entered into ALIS by an America’s Car Mart employee. ALIS calculates and assigns an internal proprietary risk level based upon a number of factors, including the applicant’s job time, stability factors such as number of addresses total and associated time frame with each address and many other factors which could typically be depicted in a credit bureau report, and any information from prior contracts with America’s Car Mart if applicable.

For an applicant who applies online via the America’s Car Mart website, the applicable obligor enters the information, which is then moved to ALIS. Certain high-risk applicants are automatically declined. As more fully described below, the prospective obligor is then assigned an internal risk level pursuant to America’s Car Mart’s proprietary risk scoring model. For applicants not within America’s Car Mart’s physical footprint, the application will be processed by a digital sales team at the corporate office and forwarded to the nearest America’s Car Mart’s dealership if within a specified range of miles. For applicants within America’s Car Mart’s physical footprint, the application is processed by a digital sales team at the corporate office, who contacts the applicant to schedule an appointment at the nearest dealership for processing in the same manner as an applicant who applies in-person at a dealership.

Credit applications are reviewed at local dealerships, which are authorized to underwrite and approve qualified applications for contracts that fall within specified loan size parameters. Authorized personnel review the application materials, verify the applicant’s identity, and confirm the stability of the applicant’s job history and residency status. The potential obligor’s risk level and the characteristics of the collateral will determine the maximum contract amount, the maximum contract term and required down payment. Applications for loan amounts outside of the specified parameters are forwarded to specialized underwriters at America’s Car Mart’s corporate office for review and decisioning.

Applicant Identification and Anti-Fraud Policies

As part of the credit application process, the applicant is required to provide (i) one form of primary identification consisting of a valid, government-issued photo identification card, which may include the applicant’s driver’s license, state identification card, military identification or passport and (ii) one form of secondary identification, which may include a government-issued non-photo identification card, birth certificate, social security card, pay stub or other acceptable form of identification. Any pay stub that is received is compared to other personal identification and financial information provided by the applicant for deviations or variations. Each applicant’s current residence is verified by obtaining and reviewing lease agreements, mortgage statements, paystubs, utility bills and/or credit reports.

In the event America’s Car Mart’s personnel receive an initial alert, an active duty alert, a credit freeze or a fraud alert from the credit bureau during the application process, the underwriting standards do not permit America’s Car Mart to extend credit to the applicant unless the applicant’s identity, address, employment and credit information can be verified.

Income and Income Verification

As part of its underwriting process, America’s Car Mart generally evaluates whether an applicant has sufficient income to support the debt service for the proposed contract in addition to such applicant’s other debt and obligations that are disclosed as part of the underwriting process. Accordingly, in contrast to many lenders who underwrite auto contracts based solely on an obligor’s gross income, in order to obtain a more complete understanding of the applicant’s overall budget when originating a RISC, America’s Car Mart generally calculates the applicant’s net disposable income available to support such the payment obligations under the contract. In addition, America’s Car Mart’s underwriting criteria for RISCs generally include maximum payment-to-income limits (based on net income) not to exceed 30%. No assurance can be given that America’s Car Mart’s calculation of net disposable income or net income will take into account all of an applicant’s financial circumstances, since, among other things, all of an applicant’s debt obligations may not be disclosed to, or known by, America’s Car Mart.

As part of the income verification process, America’s Car Mart requires that the applicant submit the following documentation to verify income: (i) wage earners must provide copies of their most recent paycheck stubs, (ii) non-wage earners (for example, retirees) must provide copies of the most recent signed tax returns or bank statements verifying regular direct deposits and/or benefit award letters and (iii) self-employed applicants must provide signed tax returns for the last tax year or business bank statements for the prior three months. Absent an exception approved by centralized underwriting personnel at America’s Car Mart’s corporate office, credit is not extended without such documentation.

Employment Verification

America’s Car Mart generally obtains evidence to verify an applicant’s current employment history, typically through review of the applicant’s current paystubs, but America’s Car Mart may also verify employment through other means, including review of other types of documentation provided by the applicant. If an applicant is self-employed, America’s Car Mart may use recent tax returns, bank statements and other relevant information to verify the applicant’s self-employed status before a contract is approved.

Credit Reporting

America’s Car Mart requires a credit report from a nationally-recognized credit reporting bureau when the financed amount exceeds a predefined threshold or meets policy requirements. The credit report typically contains certain information relating to such applicant’s credit history with local and national merchants and lenders, installment debt payments and a record of certain defaults, bankruptcy, repossession, suits or judgments. All adverse information included in a credit report that America’s Car Mart determines to be material with respect to legal actions and payment history is required to be satisfactorily explained by the applicant to America’s Car Mart at the applicable dealership of origination or through the applicable Internet application prior to such dealership approving a contract.

Determining Applicant Risk Level and Proprietary Credit Score

America’s Car Mart generally uses the information it obtains in the manner described under “—Income and Income Verification,” “—Employment Verification” and “—Credit Reporting” in order to determine an internal risk level based upon a proprietary credit model (the “Risk Scoring Model”) that is used (rather than a FICO® score) in underwriting the contract. As of the Closing Date, such risk levels are, from the highest and most creditworthy to the lowest and least creditworthy: 6, 5, 4, 3, 2, and 1 (the “Risk Levels”). The Risk Level that an obligor is assigned guides the contract terms and whether additional approval is required before a contract may be approved.

The Risk Scoring Model described above may change from time to time. With respect to each contract in the receivables pool, America’s Car Mart assigned a Risk Level based upon the Risk Scoring Model in effect at the time the contract was originated. The Risk Level is determined based on available information at the time of origination of a contract (including a modified contract) and will not be updated during the term of that contract.

Collateral

Once America’s Car Mart has completed its evaluation of an obligor’s ability and willingness to repay a contract, America’s Car Mart evaluates the collateral that will be pledged as security. Acceptable collateral includes automobiles, light-duty trucks and other vehicles for the obligor’s personal use. Generally, before a contract receives final approval, America’s Car Mart conducts a physical inspection of the collateral, and the prospective obligor completes a test drive of the vehicle. In the event of an unresolved default by the obligor, America’s Car Mart generally will seek to repossess the collateral if other collection efforts are unsuccessful.

Insurance

America’s Car Mart’s form contracts contain a provision pursuant to which the obligor is required to maintain the minimum insurance coverage required by applicable state law, which may only include liability insurance coverage. If the balance of the amount financed exceeds certain thresholds, America’s Car Mart’s form contracts contain a provision pursuant to which the obligor is required to maintain comprehensive and collision insurance coverage. The related obligor is required to assign its rights to the proceeds of any insurance covering the vehicle, up to the total amount due under the RISC, to America’s Car Mart.

If the obligor fails to keep adequate insurance coverage, America’s Car Mart may, in its sole discretion and at the obligor’s expense, purchase insurance coverage to protect America’s Car Mart’s interest in such financed vehicle. America’s Car Mart does not currently purchase insurance coverage but may, in its sole discretion, begin the practice of lender-placing insurance with respect to all contracts at any time.

Contract Closings

America’s Cart Mart currently permits closings on RISCs to be conducted at a dealership by qualified personnel. Since the onset of the COVID-19 pandemic, remote/online closings have become more frequent and constitute a greater portion of America’s Car Mart’s closings as compared to prior to the onset of the COVID-19 pandemic. Overall, remote/online closings still represent a small percentage of all originations. Authorized representatives of the originators review all required documentation for RISCs prior to and after the related contract closing to ensure accuracy, proper completion, and satisfaction of any conditions to closing set forth in the contract approval.

Compliance with Local, State and Federal Lending Laws

America’s Car Mart maintains systems and operational controls in an effort to ensure compliance with applicable federal and state lending laws. These systems and controls are supported by legal, regulatory compliance and internal audit functions within America’s Car Mart’s home office structure.

Optional Products: Debt Cancellation Agreement and Vehicle Service Contract

America’s Car Mart supplements its consumer finance business by offering a debt cancellation agreement and a vehicle service contract. America’s Car Mart’s sales associates provide America’s Car Mart’s prospective obligors an opportunity to purchase these ancillary products at the time of application and at the closing of the RISC. The prospective obligor then determines, in their sole discretion, whether to purchase either of these products.

America’s Car Mart offers a debt cancellation agreement branded as the Accident Protection Plan (“APP”) to consumers in certain states. APP coverage is only offered with respect to financed sales, and America’s Car Mart administers the program in-house. An obligor can cancel the APP coverage within 30 days following the closing of the related contract and may receive a full refund of the fee or premium for such APP coverage. If the obligor cancels the APP coverage at any time following such 30-day period following the closing of the related contract, America’s Car Mart will issue a pro rata refund of the fee or premium.

In the event of a total casualty loss of a financed vehicle with respect to which insurance proceeds are inadequate to pay in full the principal balance of the related contract, APP is designed to waive or pay off the difference between the amount of the insurance proceeds and the unpaid principal balance remaining of the contract. The purchase of APP is optional and is subject to payment of a fee or premium at inception, which amount may be financed and included in the principal balance of the RISC. In making an investment decision with respect to the notes, investors should assume that APP coverage will not be available for any receivable and that the notes will be exposed to the losses arising from the difference between the amount of insurance proceeds and the unpaid principal balance of the related receivable, but such proceeds, to the extent available, will be included in Collections.

America’s Car Mart also offers an optional service contract branded as “Service Contract Plus” that provides insurance coverage on mechanical failures and various security and emergency benefits. Selected auto benefits include programs such as roadside assistance, oil change programs and locksmith services. The product, which is paid as a single fee and typically financed as part of the principal balance, is presented to obligors during the sales process. America’s Cart Mart administers the APP and service program through its dealerships, and all services are provided through unaffiliated third-parties.

SERVICING STANDARDS

The following is a brief description of the servicing policies and procedures generally used by America’s Car Mart. Historically, America’s Car Mart has modified these servicing policies and procedures from time to time in order to comply with state and federal legal requirements and in other manners designed to enhance its auto contract product. In addition, as America’s Car Mart identifies new processes and tools that may increase the accuracy and effectiveness of the servicing and collection process, America’s Car Mart may implement such processes and tools and otherwise change its servicing policies and procedures.

Servicing Locations

America’s Car Mart carries out its servicing activities through affiliates at individual dealerships, at its central office or using a combination of dealership and centralized servicing personnel. If an account has been referred for litigation, bankruptcy or an APP claim, it is generally referred to the central servicing personnel for servicing. If an account has a pending insurance claim for an obligor that did not purchase the APP product from America’s Car Mart, the servicing of such contract generally remains at the individual dealership for continued servicing. In the future, America’s Car Mart may determine, in its sole discretion, that additional receivables should also be serviced on a centralized basis.

Records Management and Storage

America’s Car Mart maintains customer account files at the applicable dealership that originated such contracts. If servicing is transferred from one dealership to another, the account files relating to such contract are generally transferred to the new dealership. If servicing is centralized, the account files will generally be transferred to the corporate office for review. America’s Car Mart also keeps an electronic copy of each contract in its ALIS system.

All paper certificates of title in America’s Car Mart’s possession are stored in its secure fireproof filing cabinets which are generally located at the dealerships that are servicing the related contracts. In states with electronic certificates of title, America’s Car Mart manages the authoritative copy in the applicable state sponsored software or online platform. All paper and electronic certificates of title for such vehicles are stored in accordance with applicable UCC requirements to maintain the Colonial’s perfected security interest in such vehicles.

Billing and Payments

Obligors receive a payment schedule at origination showing their account information and a document that outlines each available payment method. Obligors may make payments by cash, check or money order, debit card or mail payments to an America’s Car Mart dealership. Obligors may also make their payments through a page on America’s Car Mart’s website, including by debit card or credit card for one-time payments, or may have payments automatically withdrawn via automated clearinghouse (ACH) transfer from their personal bank accounts. America’s Car Mart also offers an automated hotline for payment processing. A third-party administers each of these automated or online payment methods. America’s Car Mart also has an established vendor arrangement with CheckFreePay, a national electronic payment system that permits obligors to make payments at the stores of certain national “big box” retailers.

While approximately half of obligors still make payments in-person at individual dealerships, there has been an increasing trend among obligors to make payments by offsite or electronic payment channels. There can be no assurance as to whether in-person dealership payments will increase or decrease over time.

Payments made at local dealerships are deposited on the day of receipt to a “deposit only” bank account. By the second business day following receipt, funds are available in the America’s Car Mart concentration account for processing by the servicer. Funds in respect of payments through other channels, including payments made via America’s Car Mart’s website, are also generally available in the America’s Car Mart concentration account for processing by the servicer by the second business day following receipt at the payment channel intake point.

America’s Car Mart generally schedules obligor payments to coincide with the date the obligor is paid by his or her employer. Regular payments occur on a monthly, semi-monthly, bi-weekly or weekly payment schedule. In addition, in an effort to keep contract terms as short as possible, America’s Car Mart often includes an additional scheduled payment that is due to coincide with expected income tax refunds and may also structure a higher scheduled payment for the first ninety days after origination.

Collection Activities

As a general matter, dealership servicing and collections personnel, along with all levels of management, review delinquency information on RISCs. Collection activities begin as early as the day after any payment becomes past due (if such payment is the first payment on a new contract), but collection activities generally begin when the obligor is three or more days past due on any payment. Routine collection activities with respect to a delinquent contract include electronic communications (e.g., email, SMS, etc.), telephone calls and in-dealership meetings with the obligor. If an obligor is past due and has ceased communication with America’s Car Mart, a dealership’s collection personnel will conduct a visit to the obligor’s residence to restart communication. The goal for the personal visit is to request an in-person meeting at the dealership and resolve the past due status, but no form of payments may be accepted by dealership collection personnel on a personal visit. America’s Car Mart considers an obligor’s account delinquent when the obligor is one day or more past due on any payment but reports obligors as delinquent to credit bureaus after they are 30 days past due on any payment.

In the event that a contract becomes delinquent, acceptable solutions to remedy such delinquency include: (i) collection of past due amounts, (ii) adjustment of the due date for any payment (if permitted under America’s Car Mart’s customary servicing practices), and (iii) modification of accounts typically upon collection of interest due (if permitted under America’s Car Mart’s customary servicing practices). Modifications and adjustments pursuant to clauses (ii) and (iii) of the preceding sentence typically require some form of management approval. All solutions, however, are intended to enable the obligor to meet his or her current and future obligations in a manner that America’s Car Mart believes will not increase America’s Car Mart’s risk with respect to such contract or reduce the value of America’s Car Mart’s security interest in the collateral securing such contract, will preserve the goodwill between America’s Car Mart and the obligor and will comply with state and federal law and regulations. The precise collection action(s) taken with respect to any delinquent contract depend upon a number of factors, including the obligor’s payment history, the estimated value of the collateral and the reason for the current inability of the obligor to make timely payments.

America’s Car Mart’s customary servicing practices permit a settlement agreement with an obligor where America’s Car Mart agrees to accept less than the principal balance owed or to alter the terms of the contract because America’s Car Mart believes that it may be an appropriate action to: (i) resolve small balances remaining on a contract due to unpaid late charges or additional interest assessments; (ii) compromise disputes arising from the financing of goods or services; (iii) avoid potential adverse litigation; or (iv) effect charge-off recovery or limit potential loss. Such a settlement could involve the alteration of various terms of the contract (e.g., interest rate, payment schedule, amount paid-to-date, collateral securing such contract, etc.), considering the contract paid in full, accepting less than the full balance owed or accepting collateral security as payment-in-full of the balance. Any settlement of an obligor’s account (other than a settlement resulting from adverse litigation) must be approved by operations management or America’s Car Mart’s underwriting department.

From time to time in accordance with its customary servicing practices, America’s Car Mart may offer obligors the opportunity to have their contract terms modified if America’s Car Mart believes such modification increases such obligor’s opportunity to pay off their remaining balance. America’s Car Mart may extend this offer to modify terms to obligors who are experiencing higher than normal personal expenses or have changed jobs to accommodate different pay schedule or pay rate. A contract modification may be made to accommodate either a temporary or a permanent reduction in a scheduled payment amount, to change the payment schedule (e.g. change in payment frequency from bi-weekly payment to weekly payment) in order to match a change in an obligor’s income stream, or to modify a obligor’s contract under specific regulatory requirements, including the Servicemembers Civil Relief Act (“SCRA”). Prior to granting a contract modification, America’s Car Mart typically requires the payment of all interest due. After making the qualifying interest payment and executing the contract modification, the contract will be considered current, and the modified terms will be set for the agreed upon time period. America’s Car Mart’s customary servicing practices do not include a limit on the number of modifications, but do limit the total contract term length to an additional 12 total months over the life of the contract. Any exceptions to America’s Car Mart’s customary servicing practices related to contract modifications must be approved by its centralized underwriting department located at its corporate office.

America’s Car Mart conducts its servicing activities with respect to severely delinquent contracts and special status contracts jointly between dealership personnel and specialized collectors within the centralized collections team. Certain non-routine collection activities with respect to past due contracts may be taken and may include employing third-party software and the Internet to ascertain the location of an obligor, litigation, repossession of related financed vehicle, and charging-off such past due contracts. Litigation and repossession are generally used only as a last resort after all other collection efforts to resolve the delinquency and protect America’s Car Mart’s interest in the contract are exhausted.

America’s Car Mart handles all servicing of obligors who have filed bankruptcy at its central offices. All bankruptcy filings are tracked, and routine filings in connection with such bankruptcy, such as proofs of claims, are handled by America’s Car Mart on a centralized basis. In non-routine bankruptcy cases, an outside attorney may be retained to assist with the matter.

America’s Car Mart charges off a delinquent contract upon the earliest of (i) the contract becoming 90 days past due (or such longer period as permitted for certain contracts subject to charge-off exceptions in accordance with its customary servicing practices); (ii) for obligors that have filed for protection under any bankruptcy law, the earlier of the discharge of the contract in the bankruptcy proceeding or a period of seven months without payment; and (iii) the date on which the servicer has repossessed and liquidated each vehicle securing the contract. America’s Car Mart will defer a charge-off beyond 90 days past due only in limited circumstances, including when there is a valid dispute or claim pending, modification in trial pending, sale of repossessed collateral pending, or reasonable expectation of payment from either a court awarded judgment or a bankruptcy trustee. After charge-off, America’s Car Mart’s centralized recovery personnel, along with outside collection agencies or attorneys, may continue making reasonable efforts to obtain repayment of a charged-off contract unless the obligor’s obligation has been terminated by mutual agreement or by court order.

Repossession

The decision to repossess a financed vehicle is based on a number of factors that the applicable dealership management team evaluates, including the outstanding balance of the contract, communication with the obligor, verification of the security interest in the vehicle and the estimated market value of the related financed vehicle. A contract identified for repossession by either the servicing dealership or the centralized collections team is referred to either a third-party repossession agent or dealership servicing personnel to be processed for involuntary repossession.

Once a financed vehicle is referred for repossession, the dealership servicing personnel will either repossess the financed vehicle or place a repossession request with a licensed repossession agency. The repossession agency is responsible for retaking, transporting and, in some circumstances, storing any such vehicle until sale. Prior to the sale of any such vehicle, the repossession agency or dealership personnel evaluate the condition of the vehicle and, if deemed appropriate, recommend that the vehicle be reconditioned and/or repaired to maximize recovery value.

Repossessions are subject to prescribed legal procedures, including one or more mandatory obligor notifications and waiting periods prior to disposition.

Once a repossessed vehicle is ready for sale and any prescribed waiting periods have expired, the vehicle is sold at a public or private auction. Proceeds from the sale of such vehicle, net of any resale expenses, and any other recoveries are credited against the remaining contract balance. Where sale proceeds are not sufficient to cover the outstanding balance of the contract, the servicer will use its discretion in deciding whether to pursue collection of such deficiency against the obligor.

After repossession and prior to sale of the vehicle, applicable state law may permit the obligor to redeem the vehicle upon payment of past due amounts and fees related to the repossession.

Delinquencies, Repossessions and Credit Losses

The following tables provide information relating to delinquency, repossession and credit loss experience for each period indicated with respect to all motor vehicle receivables originated by the originators.

The information in the following tables reflects receivables with a variety of payment and other characteristics that may not correspond to the characteristics of the receivables pool. In addition, delinquency, repossession and loss experience may be influenced by a variety of economic, social and geographic conditions and other factors beyond the control of America’s Car Mart that may change over time, including periods of economic downturn and increased delinquencies and losses with respect to automobile loans. As a result, past or future delinquency, repossession and credit loss experience with respect to the receivables in the receivables pool may not correspond to the delinquency, repossession and credit loss experience of the receivables servicing portfolio set forth in the following tables, particularly during periods of economic disruption or downturn.

Delinquency Experience(1)

	As of January 31,
	2022		2021
	Dollars	Percent	Dollars	Percent
Principal Amount of Outstanding Receivables(2)	$1,029,202,845		$744,521,467
Delinquencies(3)
31-60 days	$24,299,462	2.36%	$12,379,084	1.66%
61-90 days	$6,681,489	0.65%	$4,162,863	0.56%
91 days & over	$5,215,239	0.51%	$2,351,905	0.32%
Total 31+ Delinquencies(4)	$36,196,190	3.52%	$18,893,852	2.54%
Total 61+ Delinquencies(4)	$11,896,728	1.16%	$6,514,768	0.88%

	As of April 30,
	2021		2020		2019
	Dollars	Percent	Dollars	Percent	Dollars	Percent
Principal Amount of Outstanding Receivables(2)	$809,537,813		$621,182,183		$543,327,729
Delinquencies(3)
31-60 days	$12,630,018	1.56%	$24,755,490	3.99%	$11,141,357	2.05%
61-90 days	$5,550,781	0.69%	$10,140,381	1.63%	$3,429,120	0.63%
91 days & over	$2,139,499	0.26%	$3,081,739	0.50%	$1,187,168	0.22%
Total 31+ Delinquencies(4)	$20,320,298	2.51%	$37,977,610	6.11%	$15,757,645	2.90%
Total 61+ Delinquencies(4)	$7,690,280	0.95%	$13,222,120	2.13%	$4,616,288	0.85%

	As of April 30,
	2018		2017
	Dollars	Percent	Dollars	Percent
Principal Amount of Outstanding Receivables(2)	$501,438,083		$466,854,133
Delinquencies(3)
31-60 days	$10,631,786	2.12%	$10,534,379	2.26%
61-90 days	$3,330,607	0.66%	$3,515,753	0.75%
91 days & over	$1,598,152	0.32%	$1,469,526	0.31%
Total 31+ Delinquencies(4)	$15,560,545	3.10%	$15,519,658	3.32%
Total 61+ Delinquencies(4)	$4,928,759	0.98%	$4,985,279	1.07%

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(1)	Information relating to portfolio balance and delinquency experience relates to originations and performance of receivables before January 31, 2022.

(2)	All amounts and percentages are based on the principal balances of the retail installment sale contracts.

(3)	Delinquencies include pending repossessions.

(4)	The sum of the delinquencies may not equal the Total 31+ Delinquencies and Total 61+ Delinquencies due to rounding.

Net Loss Experience(1)

	For the nine months ended January 31,
	2022	2021
Principal Outstanding at Period-End(2)	$1,029,202,845	$744,521,467
Average Month-End Amount Outstanding During the Period(2)	$925,296,936	$670,337,761
Net Charge-Offs(3)	$134,248,357	$97,045,909
Net Charge-Offs as a Percentage of Period-End Principal Outstanding(3)(4)	17.39%	17.38%
Net Charge-Offs as a Percentage of Average Month-End Amount Outstanding(3)(4)	19.34%	19.30%

	For the year ended April 30,
	2021	2020	2019
Principal Outstanding at Period-End(2)	$809,537,813	$621,182,183	$543,327,729
Average Month-End Amount Outstanding During the Period(2)	$696,475,405	$585,050,626	$531,241,202
Net Charge-Offs(3)	$134,284,579	$135,047,212	$136,341,446
Net Charge-Offs as a Percentage of Period-End Principal Outstanding(3)	16.59%	21.74%	25.09%
Net Charge-Offs as a Percentage of Average Month-End Amount Outstanding(3)	19.28%	23.08%	25.66%

	For the year ended April 30,
	2018	2017
Principal Outstanding at Period-End(2)	$501,438,083	$466,854,133
Average Month-End Amount Outstanding During the Period(2)	$489,847,310	$465,155,739
Net Charge-Offs(3)	$140,931,940	$141,889,064
Net Charge-Offs as a Percentage of Period-End Principal Outstanding(3)	28.11%	30.39%
Net Charge-Offs as a Percentage of Average Month-End Amount Outstanding(3)	28.77%	30.50%

_____________

(1)	Information relating to portfolio balance and loss experience relates to originations and performance of receivables before January 31, 2022.

(2)	All amounts and percentages are based on the principal balances of the retail installment sale contracts.

(3)	“Net Charge-Offs” do not include expenses associated with repossession and collection of the related vehicle because such costs are paid by the servicer and are not netted out of liquidation proceeds. Net charge-offs represent the outstanding principal balance of receivables determined to be uncollectible in the period, net of any liquidation proceeds received from dispositions of the related vehicles.

(4)	The percentages for the nine months ended January 31, 2021 and January 31, 2022 are annualized and are not necessarily indicative of a full year’s actual results.

In addition to the payment and other characteristics of a pool of receivables, delinquencies, repossessions and credit losses are also affected by a number of social and economic factors, including changes in interest rates, unemployment levels and the market for used motor vehicles, and the level of future total delinquencies or the severity of future credit losses may vary as a result of these factors. Accordingly, the delinquency, repossession and credit loss experience of the receivables may differ from those shown in the foregoing tables.